Exhibit 99.1

For Immediate Release
May 4, 2023

NW Natural Holdings Reports First Quarter 2023 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported net income of $71.7 million ($2.01 per share) for the first three months of 2023, compared to earnings of $56.2 million ($1.80 per share) for the same period in 2022
•Added nearly 8,100 natural gas meters in the last 12 months for a growth rate of 1.0% as of March 31, 2023
•Completed construction on Dakota City renewable natural gas (RNG) facility, which is designed to provide environmental attributes on behalf of NW Natural customers
•Broadening its scope, NW Natural Water launched an operations & maintenance service business
•Honored as one of the 2023 World's Most Ethical Companies® by Ethisphere for the second year in a row1
•Reaffirmed 2023 earnings guidance in the range of $2.55 to $2.75 per share and our long-term earnings per share growth rate target of 4% to 6% compounded annually from 2022 through 2027

"We're continuing to work on behalf of our customers to provide safe, reliable utility service and execute on the decarbonization and growth opportunities in front of us," said David H. Anderson, president and CEO of NW Natural Holdings. "I'm pleased with our strong first quarter and the progress we've made securing renewable natural gas. In addition, I'm proud of NW Natural Holdings being named one of the 2023 World's Most Ethical Companies® by Ethisphere for the second year running. This designation reflects our long-standing commitment to leadership in business integrity through best-in-class ethics, compliance and governance practices."

Net income increased $15.5 million to $71.7 million (or $2.01 per share) for the first three months of 2023, compared to $56.2 million (or $1.80 per share) for the same period in 2022. Results reflected new rates in Oregon and Washington for our natural gas utility, customer growth and lower pension expense, offset by higher operations and maintenance expenses.

KEY EVENTS

NW Natural's Second RNG Facility Comes Online
NW Natural continues to pursue RNG supply on behalf of our customers under the landmark Oregon Senate Bill 98, which supports renewable energy procurement and investment by natural gas utilities. Operations commenced on the first RNG facility under Senate Bill 98 with Tyson Foods and BioCarbN in January 2022. In April 2023, operations at the second RNG facility began. To date, NW Natural has invested approximately $20 million in two RNG facilities on behalf of gas utility customers.

NW Natural Water Launches a Water Operations & Maintenance Service Business
NW Natural Water launched its services business by acquiring King Water Company in Washington and is poised to sign agreements with an additional water services company in Oregon. The two businesses support a combined 15,000 connections. This business provides operations and maintenance services to water and wastewater system owners and works to create value by leveraging shared personnel, technology and expertise to support delivery of clean, reliable water at a reasonable cost. With this expansion, NW Natural Water has an opportunity to further broaden its scope, expand its footprint, and help smaller systems improve customer service, compliance, and reliability. We believe our first steps in this sector provide a strong platform that can support a larger scale in the coming years.

1 “World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Upon closing of these agreements, NW Natural Water will serve over 168,000 people through nearly 68,000 meters and provide operation and maintenance services to an additional 15,000 connections.

FIRST QUARTER RESULTS
We primarily operate through our natural gas distribution segment, which is operated through a regulated utility and principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and RNG development and procurement.

Other business activities are reported through other results and primarily include Interstate Storage Services and third-party asset management services for the Mist facility in Oregon; NW Natural Water, which holds our water and wastewater utility operations and continues to pursue acquisitions in the water and wastewater sector; and NW Natural Renewables, which is an unregulated RNG business.

The following financial comparisons are for the first three months of 2023 and 2022 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Three Months Ended March 31,
	2023		2022		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$71,951	$2.02	$55,390	$1.77	$16,561	$0.25
Other	(280)	(0.01)	849	0.03	(1,129)	(0.04)
Consolidated	$71,671	$2.01	$56,239	$1.80	$15,432	$0.21

Diluted Shares		35,708		31,212		4,496
Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $16.6 million (or $0.25 per share) reflecting new rates in Oregon and Washington that went into effect on Nov. 1, 2022, partially offset by higher operating expenses. Earnings per share was affected by issuing 4.5 million of common shares over the last twelve months.

Margin increased $29.3 million primarily due to new rates, which contributed $19.4 million; the amortization of deferrals approved in the rate case contributed $3.8 million; and customer growth of 1.0% over the last 12 months contributed $2.0 million.

Operations and maintenance expense increased $8.7 million or 21% as a result of higher payroll costs; the amortization of deferrals approved in the rate case, which is offset by revenues; information technology costs; and contractor labor.

Depreciation and general taxes collectively increased by $3.3 million due to additional capital investments in the distribution system including several significant information technology projects that were placed into service in September 2022.

Other income, net reflected a benefit of $2.6 million primarily from lower pension expense, interest income from invested cash, and higher equity Allowance for Funds Used During Construction (AFUDC).

Interest expense increased $2.8 million due to higher long-term debt balances.

Other
Other net income decreased $1.1 million (or $0.04 per share) reflecting lower net income from NW Natural Holding's other businesses as a result of higher costs including interest expense, partially offset by higher net income from asset management revenues from NW Natural.

BALANCE SHEET AND CASH FLOWS
During the first three months of 2023, the Company generated $176.9 million in operating cash flows, compared to $141.0 million for the same period in 2022. The Company used $73.0 million in investing activities during the first three months of 2023 primarily for natural gas utility capital expenditures, compared to $69.8 million used in investing activities during the same period in 2022. Net cash provided by financing activities was $11.2 million for the first three months of 2023, compared to $62.8 million used in financing activities during the same period in 2022. As of March 31, 2023, NW Natural Holdings held cash of $140.8 million.

2023 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings is reaffirming 2023 earnings guidance in the range of $2.55 to $2.75 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. NW Natural Holdings' long-term earnings per share growth rate target is 4% to 6% compounded annually from 2022 through 2027.
DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 48.50 cents per share on the Company’s common stock. The dividend is payable on May 15, 2023 to shareholders of record on April 28, 2023. The Company's current indicated annual dividend rate is $1.94 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its first quarter 2023 financial and operating results.

Date and Time:	Thursday, May 4, 2023 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-833-470-1428 Canada 1-833-950-0062 International 1-929-526-1599 Passcode 182535
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), and +44-204-525-0658 (international). The replay access code is 608638.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® in 2022 and 2023 as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest ESG Report at nwnatural.com/about-us/the-company/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 795,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. Upon closing of these agreements, NW Natural Water will serve over 168,000 people through nearly 68,000 meters and provide operation and maintenance services to an additional 15,000 connections. Learn more about our water business at nwnaturalwater.com.

NW Natural Renewables is an unregulated business committed to leading in the energy transition by providing cost-effective solutions to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, continued expansion of service territories, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, including the construction of RNG facilities, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water and wastewater acquisitions, partnerships, and investment strategy and financial effects of water and wastewater acquisitions, expected growth and safety benefits of facility upgrade investments, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, including OPUC approval of the Oregon general rate case settlements, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19, and any resulting economic disruption therefrom, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the

quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, COVID-19 risks, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, and environmental risks.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares. Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables above.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2023
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2023	2022	Change	2023	2022	Change
Operating revenues	$462,423	$350,301	32%	$1,149,475	$894,755	28%

Operating expenses:
Cost of gas	205,749	145,588	41	489,796	325,692	50
Operations and maintenance	71,817	57,485	25	238,999	209,521	14
Environmental remediation	5,375	4,703	14	13,061	10,864	20
General taxes	14,219	12,104	17	43,146	39,368	10
Revenue taxes	19,042	13,360	43	47,508	35,436	34
Depreciation	31,465	28,429	11	119,743	113,866	5
Other operating expenses	1,248	994	26	3,875	3,959	(2)
Total operating expenses	348,915	262,663	33	956,128	738,706	29
Income from operations	113,508	87,638	30	193,347	156,049	24
Other income (expense), net	1,606	(954)	(268)	3,763	(9,971)	(138)
Interest expense, net	18,296	11,522	59	60,021	44,882	34
Income before income taxes	96,818	75,162	29	137,089	101,196	35
Income tax expense	25,147	18,923	33	35,354	25,808	37
Net income	$71,671	$56,239	27	$101,735	$75,388	35

Common shares outstanding:
Average diluted for period	35,708	31,212		35,095	30,868
End of period	35,929	31,380		35,929	31,380

Per share of common stock information:
Diluted earnings	$2.01	$1.80		$2.90	$2.44
Dividends paid per share	0.4850	0.4825		1.9350	1.9250
Book value, end of period	34.74	31.48		34.74	31.48
Market closing price, end of period	47.56	51.72		47.56	51.72

Capital structure, end of period:
Common stock equity	43.7%	41.8%		43.7%	41.8%
Long-term debt	45.3%	44.1%		45.3%	44.1%
Short-term debt (including current maturities of long-term debt)	11.0%	14.1%		11.0%	14.1%
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	796,848	788,772	1.0%	796,848	788,772	1.0%
Volumes in therms:
Residential and commercial sales	330,665	293,927		803,330	699,159
Industrial sales and transportation	132,384	134,459		483,670	482,882
Total volumes sold and delivered	463,049	428,386		1,287,000	1,182,041
Operating revenues:
Residential and commercial sales	$412,307	$314,607		$979,070	$766,817
Industrial sales and transportation	29,144	21,273		94,681	69,193
Other distribution revenues	1,610	607		2,947	1,724
Other regulated services	4,709	4,911		19,426	19,213
Total operating revenues	447,770	341,398		1,096,124	856,947
Less: Cost of gas	205,805	145,644		490,022	325,916
Less: Environmental remediation expense	5,375	4,698		13,066	10,859
Less: Revenue taxes	18,975	13,324		47,278	35,269
Margin, net	$217,615	$177,732		$545,758	$484,903
Degree days:
Average (25-year average)	1,323	1,326		2,683	2,692
Actual	1,385	1,217	14%	2,880	2,334	23%
Percent colder (warmer) than average weather	5%	(8)%		7%	(13)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2023	2022
Assets:
Current assets:
Cash and cash equivalents	$140,821	$24,325
Accounts receivable	164,157	103,131
Accrued unbilled revenue	59,542	41,772
Allowance for uncollectible accounts	(6,760)	(2,488)
Regulatory assets	126,546	64,481
Derivative instruments	8,507	84,438
Inventories	41,392	33,377
Other current assets	41,968	42,329
Total current assets	576,173	391,365
Non-current assets:
Property, plant, and equipment	4,320,476	4,041,894
Less: Accumulated depreciation	1,164,498	1,137,138
Total property, plant, and equipment, net	3,155,978	2,904,756
Regulatory assets	311,419	297,546
Derivative instruments	1,432	6,955
Other investments	93,611	96,266
Operating lease right of use asset, net	72,699	74,416
Assets under sales-type leases	133,159	137,837
Goodwill	149,836	70,570
Other non-current assets	97,789	74,923
Total non-current assets	4,015,923	3,663,269
Total assets	$4,592,096	$4,054,634
Liabilities and equity:
Current liabilities:
Short-term debt	$72,500	$332,500
Current maturities of long-term debt	240,712	339
Accounts payable	111,152	130,557
Taxes accrued	31,372	14,258
Interest accrued	13,089	10,886
Regulatory liabilities	57,523	111,791
Derivative instruments	44,370	3,855
Operating lease liabilities	1,700	1,303
Other current liabilities	71,662	52,778
Total current liabilities	644,080	658,267
Long-term debt	1,294,590	1,044,667
Deferred credits and other non-current liabilities:
Deferred tax liabilities	376,237	353,746
Regulatory liabilities	669,328	652,977
Pension and other postretirement benefit liabilities	147,890	164,530
Derivative instruments	15,382	592
Operating lease liabilities	78,302	79,162
Other non-current liabilities	117,980	112,749
Total deferred credits and other non-current liabilities	1,405,119	1,363,756
Equity:
Common stock	824,304	602,382
Retained earnings	430,597	396,769
Accumulated other comprehensive loss	(6,594)	(11,207)
Total equity	1,248,307	987,944
Total liabilities and equity	$4,592,096	$4,054,634

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2023	2022
Operating activities:
Net income	$71,671	$56,239
Adjustments to reconcile net income to cash provided by operations:
Depreciation	31,465	28,429
Regulatory amortization of gas reserves	833	1,481
Deferred income taxes	5,228	8,780
Qualified defined benefit pension plan (benefit) expense	(791)	1,441
Deferred environmental expenditures, net	(4,113)	(4,345)
Environmental remediation expense	5,375	4,703
Asset optimization revenue sharing bill credits	(10,471)	(41,102)
Other	8,509	6,325
Changes in assets and liabilities:
Receivables, net	38,727	38,664
Inventories	46,129	23,885
Income and other taxes	25,567	14,436
Accounts payable	(47,773)	(16,487)
Deferred gas costs	(11,300)	11,728
Asset optimization revenue sharing	7,769	(646)
Decoupling mechanism	(1,303)	4,434
Cloud-based software	(3,673)	(416)
Other, net	15,012	3,488
Cash provided by operating activities	176,861	141,037
Investing activities:
Capital expenditures	(71,265)	(68,514)
Acquisitions, net of cash acquired	(468)	—
Other	(1,285)	(1,236)
Cash used in investing activities	(73,018)	(69,750)
Financing activities:
Proceeds from common stock issued, net	16,669	9,938
Long-term debt issued	200,000	—
Changes in other short-term debt, net	(185,700)	(57,000)
Cash dividend payments on common stock	(16,532)	(14,452)
Other	(3,250)	(1,250)
Cash provided by (used in) financing activities	11,187	(62,764)
Increase in cash, cash equivalents and restricted cash	115,030	8,523
Cash, cash equivalents and restricted cash, beginning of period	40,964	27,120
Cash, cash equivalents and restricted cash, end of period	$155,994	$35,643

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$14,904	$7,977
Income taxes paid, net of refunds	1,300	773

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$140,821	$24,325
Restricted cash included in other current assets	15,173	11,318
Cash, cash equivalents and restricted cash	$155,994	$35,643